As filed with the Securities and Exchange Commission on December 5, 2005.
Registration No. 333 -

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CEC ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Kansas	48-0905805
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
4441 West Airport Freeway, Irving, Texas 75062
(Address of principal executive offices and zip code)
CEC ENTERTAINMENT, INC.
NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
(Full title of the plan)
Richard M. Frank
Chairman of the Board and Chief Executive Officer
4441 West Airport Freeway
Irving, Texas 75062
(Name and address of agent for service)
(972) 258-8507
(Telephone number, including area code, of agent for service)
With a Copy to:
Ted S. Schweinfurth
Winstead Sechrest & Minick P.C.
5400 Renaissance Tower
1201 Elm Street
Dallas, Texas 75270
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	Maximum	Amount of
Securities	To be	Offering Price	Aggregate	Registration
To be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, $0.10 par value per share	50,000	$36.41	$1,820,500	$194.79

(1)	Shares of common stock of CEC Entertainment, Inc., par value $0.10 per share (the “Common Stock”), being registered hereby relate to the CEC Entertainment, Inc. Non-Employee Director Restricted Stock Plan (the “Plan”). Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act on the basis of the average of the high and low sale prices of the Common Stock on December 1, 2005, as reported on the New York Stock Exchange.

RE-OFFER PROSPECTUS
CEC ENTERTAINMENT, INC.
Common Stock, $0.10 par value per share

     This prospectus relates to shares of common stock, $0.10 par value per share, of CEC Entertainment, Inc. which may be offered from time to time by the selling stockholders identified under the caption “Selling Stockholders” in this prospectus for their own accounts. Each of the selling stockholders will acquire the shares of common stock covered by this prospectus pursuant to the CEC Entertainment, Inc. Non-Employee Director Restricted Stock Plan (as amended, the “Plan”).
     This prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act of 1933 (the “Securities Act”) to allow for future sale by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each selling stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.
     Our common stock is traded on the New York Stock Exchange under the symbol “CEC.” On December 1, 2005, the last reported sale price of our common stock was $36.70 per share.

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON
PAGE 1 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of common stock we are offering, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2005.

i

CEC ENTERTAINMENT, INC.
     CEC Entertainment, Inc. was incorporated in the State of Kansas in 1980 and is engaged in the family restaurant/entertainment center business. As of October 2, 2005, we operated 462 Chuck E. Cheese’s ® restaurants, and our franchisees operated 45 restaurants.
     Chuck E. Cheese’s restaurants offer a variety of pizza, a salad bar, sandwiches, appetizers and desserts and feature musical and comic entertainment by robotic and animated characters, family-oriented games, rides and arcade-style activities. The restaurants are intended to appeal to families with children between the ages of 2 and 12.
     The Company has initiated several strategies to increase revenues and earnings over the long-term that require capital expenditures. These strategies include: (a) new restaurant development and acquisitions of existing restaurants from franchisees, (b) a game enhancement initiative that includes new games and a game rotation plan, (c) major remodels, and (d) expansions of the square footage of existing restaurants.
     In 2005, the Company plans to add 27 to 30 restaurants, which includes opening new restaurants and acquiring existing restaurants from franchisees. The Company currently anticipates its cost of opening such new restaurants will vary depending upon many factors including the size of the restaurants and whether the Company acquires land or the restaurant is an in-line or freestanding building. The average capital cost of all new restaurants expected to open in 2005 is approximately $1.8 million per restaurant. At the beginning of 2005, the Company identified potential development opportunities for approximately 250 restaurants including those restaurants expected to open in 2005. The Company currently expects to open approximately 90 to100 restaurants from 2006 through 2008.
     The game enhancement initiative began in 2003 and has an average capital cost of approximately $50,000 to $60,000 per restaurant. The primary components of this plan are to provide new and transferred games and rides and, in certain stores, enhancements to the Toddler Zone®. The major remodel initiative includes expansion of the space allocated to the game room, an increase in the number of games and in some cases may include a new exterior and interior identity. A new exterior identity includes a revised Chuck E. Cheese’s logo and signage, updating the exterior design of the buildings and, in some restaurants, colorful new awnings. The interior component includes painting, updating decor, a new menu board and enhanced lighting. The Company intends to complete approximately 60 to 70 major remodels in 2005 with an average capital cost of approximately $300,000 per restaurant. Approximately three quarters of the major remodels will also include the new exterior and interior identity depending on the age and condition of the building exterior, signage and awnings. In addition, the Company intends on expanding the square footage in approximately five to seven restaurants during 2005. Expanding the square footage of existing restaurants can range in cost from $200,000 to $900,000 per restaurant, but generally have an average capital cost of approximately $500,000.
     The Company expects the aggregate capital costs in 2005 of completing the game enhancement initiative, major remodels, expanding the square footage of existing restaurants and the exterior and interior remodels to total approximately $28 million and impact approximately 140 restaurants.
     During the nine months of 2005, the Company opened 12 new restaurants, acquired one restaurant from a franchisee, completed 50 game rotation upgrades, 37 major remodels and expanded the square footage of three restaurants. The Company currently estimates that capital expenditures in 2005 will be $95 to $100 million, including the $28 million the Company is expecting to invest to remodel existing stores. The Company plans to finance its capital expenditures through cash flow from operations and, if necessary, borrowings under the Company’s line of credit.
     Our principal offices are located at 4441 West Airport Freeway, Irving, Texas 75062 and our telephone number is (972) 258-8507.

RISK FACTORS
     You should carefully consider the risks described below before making an investment decision. We believe these are the material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.
We may not be able to implement successfully our growth strategies.
     Our continued growth depends, to a significant degree, on our ability to implement successfully our growth strategies. Among such strategies, we plan to continue to open new stores in selected markets. The opening and success of new Chuck E. Cheese’s restaurant/entertainment centers will depend on various factors, including the availability of suitable sites, the negotiation of acceptable lease terms for such locations, the ability to meet construction schedules, the ability to manage such expansion and hire and train personnel, as well as general economic and business conditions. Our ability to open successfully new stores will also depend upon the availability of sufficient funds for such purpose, including funds from operations, our existing credit facility, future debt financings, future equity offerings or a combination thereof. There can be no assurance that we will be successful in opening and operating the number of anticipated new stores on a timely or profitable basis. Our growth is also dependent on management’s ability to evolve continually and update our concept to anticipate and respond to changing customer needs and competitive conditions. There can be no assurance that management will be able to anticipate successfully changes in competitive conditions or customer needs or that the market will accept our concepts.
The success of the restaurant/entertainment industry is dependent upon many factors, over which we have little or no control.
     The restaurant/entertainment industry is affected by national, regional and local economic conditions, demographic trends and consumer tastes. The performance of individual restaurants may be affected by factors such as traffic patterns and the type, number and location of competing restaurants. Dependence on frequent deliveries of fresh food products also subjects food service businesses to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality and cost of ingredients. In addition, factors such as inflation, increased food, labor and employee benefit costs and the availability of experienced management and hourly employees may also adversely affect the restaurant industry in general and our restaurant/entertainment centers in particular. The entertainment industry is affected by many factors, including changes in customer preferences and increases in the type and number of entertainment offerings. Operating costs may also be affected by further increases in the minimum hourly wage, unemployment tax rates, sales taxes and similar matters over which we have no control.

We may not be able to compete successfully with our competitors in the restaurant and entertainment center industries.
     We believe that our combined restaurant/entertainment center concept puts us in a niche which combines elements of both the restaurant and entertainment industries. As a result, we, to some degree, compete with entities in both industries. Although other restaurant chains presently utilize the concept of combined family restaurant/entertainment operations, we believe these competitors operate primarily on a local or regional, market-by-market basis. Within the traditional restaurant sector, we compete with other casual restaurants on a nationwide basis. In addition to such national restaurant chains and regional and local restaurant/family entertainment competitors, we compete with other concepts that target the same consumer, including “fun centers.” These fun centers have experienced rapid expansion which has affected our historical performance. Our high operating leverage may make us particularly susceptible to competition. Such competitive market conditions, including the emergence of significant new competition, could adversely affect our ability to successfully increase our results of operations.
Our business depends on a limited number of key personnel, and the loss of any of these could materially and adversely affect our business.
     The success of our business will continue to be highly dependent upon Richard M. Frank, our Chairman of the Board and Chief Executive Officer, Michael H. Magusiak, our President, and other members of our senior management. Although we have entered into employment agreements with each of Mr. Frank and Mr. Magusiak, the loss of the services of either of such individuals could have a material adverse effect upon our business and development. Our success will also depend upon our ability to retain and attract additional skilled management personnel to our senior management team and at our operational level. There can be no assurances that we will be able to retain the services of Messrs. Frank or Magusiak, senior members of our management team or the required operational support at the store level in the future.
Our success depends upon the success of our franchise operations.
     Our success is also dependent, to some degree, upon our franchise operations and the manner in which our franchisees operate and develop their restaurant/entertainment centers to promote and develop our concept and our reputation for quality and value. Currently, 10% of our restaurant/entertainment centers are owned and operated by our franchisees. Although we have established criteria to evaluate prospective franchisees, there can be no assurance that current or prospective franchisees will have the business abilities or access to financial resources necessary to successfully develop or operate restaurant/entertainment centers in their franchise areas in a manner consistent with our concepts and standards.
We may be subject to adverse effects from potential negative publicity.
     Our target market of 2 to 12 year old children and families with small children is potentially highly sensitive to adverse publicity. There can be no assurance that we will not experience negative publicity regarding one or more of our restaurant/entertainment centers. The occurrence of negative publicity regarding one or more of our locations could materially and adversely affect our image with our customers and our results of operations.

Our results of operations greatly fluctuate between quarters.
     We have experienced, and in the future could experience, quarterly variations in revenues as a result of a variety of factors, many of which are outside our control, including the timing and number of new store openings, the timing of capital investments in existing stores, unfavorable weather conditions and natural disasters. We typically experience lower net sales in the second and fourth quarters than in the first and third quarters. If revenues are below expectations in any given quarter, our operating results would likely be materially adversely affected for that quarter.
We and our franchisees are subject to government regulation and failure to, or the inability to, comply with these regulations may adversely affect our business.
     We and our franchisees are subject to various federal, state and local laws and regulations affecting operations, including those relating to the use of video and arcade games and rides, the preparation and sale of food, and those relating to building and zoning requirements. We and our franchisees are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime, working and safety conditions and citizenship requirements. In addition, we are subject to regulation by the Federal Trade Commission and must comply with certain state laws which govern the offer, sale and termination of franchises and the refusal to renew franchises. Difficulties or failures in obtaining required licenses or other regulatory approvals could delay or prevent the opening of a new restaurant/entertainment center, and the suspension of, or inability to renew, a license or permit could interrupt operations at an existing restaurant.
Our stock price is volatile.
     The price of our common stock has been volatile and can be expected to be significantly affected by factors such as:
•	quarterly variations in our results of operations;

•	quarterly variations in our competitors’ results of operations;

•	changes in earnings estimates or buy/sell recommendations by financial analysts;

•	the stock price performance of comparable companies; and

•	general market conditions or market conditions specific to particular industries.

FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements that are based on current expectations, estimates and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate” or “believe.” We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that these expectations will occur. Our actual future performance could differ materially from these statements. Factors that could cause or contribute to these differences include, but are not limited to,
•	uncertainties regarding the ability to open new stores;

•	our ability to acquire additional locations for stores on favorable terms;

•	our ability to enhance the performance of these acquired stores;

•	the results of our litigation;

•	interest rates; and

•	the other risks detailed from time to time in our Securities and Exchange Commission (the “Commission”) reports.
     Additional factors that could cause our actual results to differ materially from our expectations are discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.
SELLING STOCKHOLDERS
     The shares of our common stock to which this prospectus relates are being registered for re-offers and resales by certain of our non-employee directors who will acquire shares of common stock pursuant to the Plan. As the names of such persons and the number of shares of common stock to be re-offered and resold become known, we will supplement this prospectus with such information.
PLAN OF DISTRIBUTION
     Each selling stockholder may sell his or her shares of common stock covered by this prospectus for value from time to time in one or more transactions on the New York Stock Exchange, in negotiated transactions or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The selling stockholders may effect such transactions by selling the shares of common stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).
     Each selling stockholder and any broker-dealer that participates in the distribution of the shares of common stock may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.
     In addition to the shares of common stock sold hereunder, the selling stockholders, may, at any time, sell any shares of common stock owned by them in compliance with all of the requirements of Rule 144 of the Securities Act, regardless of whether such shares are covered by this prospectus.
     There is no assurance that the selling stockholders will sell all or any portion of the shares of common stock offered hereby or that the selling stockholders will transfer, devise or gift these shares by other means.
     We will pay all expenses in connection with this offering and will not receive any proceeds from sales of any shares of common stock by the selling stockholders.
LEGAL MATTERS
     The validity of the shares of common stock offered hereby will be passed upon for us by Winstead Sechrest & Minick P.C.
EXPERTS
     The consolidated financial statements of CEC Entertainment, Inc. and our subsidiaries as of January 2, 2005 and December 28, 2003 and the related consolidated statements of earnings and comprehensive income, stockholders’ equity and cash flow for each of the three years in the period ended January 2, 2005 are incorporated by reference in this prospectus from our Form 10-K filed March 18, 2005, and management’s report on the effectiveness of internal control over financial reporting dated March 18, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of CEC Entertainment, Inc. for the year ended January 2, 2005. These financial statements have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus. You should contact us at CEC Entertainment, Inc., Attention: Legal Department, 4441 West Airport Freeway, Irving, Texas 75062, telephone number (972) 258-8507 should you desire any of these documents.
     The following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference into this prospectus:
(a)	our Annual Report on Form 10-K (File No. 001-13687) for the year ended January 2, 2005;

(b)	the portions of our proxy statement (File No. 001-13687) for our 2005 annual meeting of stockholders that have been incorporated by reference into our Annual Report on Form 10-K;

(c)	our Quarterly Report on Form 10-Q (File No. 001-13687), for the quarter ended October 2, 2005;

(d)	our Current Reports on Form 8-K (File No. 001-13687) filed on February 2, March 2, March 9, April 1, April 20, July 26, September 13 and October 25, 2005 (but specifically excluding those portions merely furnished to the Commission under Item 12 thereof); and

(e)	the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.
     Finally, we incorporate by reference in this prospectus all documents that we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. Those documents are a part of this prospectus from the date of filing. Any statement incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any statement that is modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, proxy statements and other information we file at the Commission’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation and location of the public reference room. Our filings are also available to the public at the web site maintained by the Commission at http://www.sec.gov and at our web site at http://www.chuckecheese.com.
     We have filed a registration statement on Form S-8 with the Commission to register the issuance of the common stock we are offering under the Plan. This prospectus is part of that registration statement. As allowed by the Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
Kansas General Corporation Code (the “KGCC”)
     Section 17-6305(a) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts (including attorneys’ fees) paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     Section 17-6305(b) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 17-6305(c) of the KGCC provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 17-6305, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     Section 17-6305(d) of the KGCC provides that any indemnification under subsections (a) and (b) of Section 17-6305 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 17-6305. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.
     Section 17-6305(e) of the KGCC provides that expenses, including attorneys’ fees, incurred by an officer or director in defending a civil criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 17-6305. Such expenses, including attorneys’ fees, incurred by former directors and officers or incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
Articles of Incorporation
     Our Articles of Incorporation (the “Articles”) provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Articles do not eliminate liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions, pursuant to Section 17-6424 of the KGCC, or (iv) for any transaction from which the director derived an improper personal benefit. Further, our Articles provide that we may agree to the terms and conditions upon which any director, officer, employee or agent accepts his or her office or position and in our Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any other person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Kansas.
Bylaws
     Our Bylaws provide that each person who is or was a director or officer of the corporation or is or was serving at our request as a director, officer, employee or agent of another entity (including the heirs, executors, administrators or estate of such person) shall be indemnified by us as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than permitted prior thereto) against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his or her capacity as or arising out of his or her status as a director or officer of the corporation or, if serving at our request, as a director, officer, employee or agent of another entity. The indemnification provisions of our Bylaws are not exclusive of any other rights to which those indemnified may be entitled under any other provision of our Bylaws or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which we may have to make different or further indemnification with respect to the same or different persons or classes of persons. Our Bylaws further provide that we will advance to any person entitled to indemnification thereunder such expenses and costs as such person may incur in connection with any matter, event, claim or cause of action for which indemnification is, or may be, available hereunder provided that such person agrees to return to us any such funds so advanced in the event that such person is not entitled to such indemnification.
     In addition, our Bylaws provide that no person will be liable to us for any loss, damage, liability or expense suffered by him or her on account of any action taken or omitted to be taken by him or her as a director or officer of the corporation or of any other entity which he or she serves as a director, officer, employee or agent at our request, if such person (i) exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his or her own affairs, or (ii) took or omitted to take such action in reliance upon advice of our counsel, or for such other entity, or upon statements made or information furnished by directors, officers, employees or agents of the corporation or for such other entity which he or she had no reasonable grounds to disbelieve.
Indemnification Agreements and Insurance
     We have limited indemnification agreements with certain officers that are included in such officers’ employment agreements.
     We also maintain a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from certain acts committed by them in their capacities as directors and officers of the corporation.
Commission Position on Indemnification
    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXHIBIT A
CEC ENTERTAINMENT, INC.
NON-EMPLOYEE DIRECTORS RESTRICTED STOCK PLAN
     The CEC Entertainment, Inc. Non-Employee Directors Restricted Stock Plan (hereinafter called the “Plan” as amended, from time to time) was adopted by the board of directors of CEC Entertainment, Inc., a Kansas corporation (hereinafter called the “Company”), on March 28, 2005 and will be effective upon its approval by the stockholders of the Company (the “Effective Date”).
Article 1
PURPOSE
     The purpose of the Plan is to attract, retain and award the services of the non-employee directors of the Company and to provide such persons with a proprietary interest in the Company through the granting of restricted stock that will further align their interests with the interests of the Company’s other stockholders. Upon the approval of the Plan by the stockholders of the Company, the Company intends to use the Plan as the primary means through which the Company issues equity to its non-employee directors for their service to the Company as directors and to discontinue issuing stock options to such directors pursuant to the Company’s Non-Employee Directors Stock Option Plan.
Article 2
DEFINITIONS
     For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
     2.1 “Board” means the board of directors of the Company.
     2.2 “Change of Control” means any of the following: (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the “Continuing Directors”) who were members of the Board for the immediately preceding two (2) years (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds (2/3)

Exhibit A-1

of the directors then still in office who were directors at the beginning of such a period); (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 30% of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan, or the acquisition of beneficial ownership of an additional 15% of the voting power of the Company’s outstanding voting securities by any person or group who beneficially owned at least 15% of the voting power of the Company’s outstanding voting securities on the date of this Plan; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if the acquiror is (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (B) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (C) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.
     2.3 “Code” means the Internal Revenue Code of 1986, as amended.
     2.4 “Committee” means the committee designated to administer the Plan in accordance with Article 3 of this Plan.
     2.5 “Common Stock” means the common stock of the Company, par value $ 0.10 per share, which the Company is currently authorized to issue or may in the future be authorized to issue.
     2.6 “Date of Grant” means the effective date on which a Restricted Stock Award is made to an Eligible Director as set forth in the applicable Restricted Stock Agreement.
     2.7 “Director” means a member of the Board.
     2.8 “Eligible Director” means a Non-employee Director who was previously appointed or elected to the Board and who continues to serve in such capacity at the time for granting Restricted Stock Awards pursuant to Section 6.1.
     2.9 “Employee” means a common law employee, including an employee who is also an Officer or Director, (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary. “Employee” does not include Non-employee Directors.
     2.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute. Reference in the Plan to any section of the Exchange Act shall be deemed to include any amendments or successor provisions to such section and rules and regulations relating to such section.

Exhibit A-2

     2.11 “Fair Market Value” of a share of Common Stock means the average of the closing prices of the Common Stock as reported by the New York Stock Exchange for the five trading day period ending on and including the date of a Restricted Stock Award.
     2.12 “Officer” means a person who is an “officer” of the Company or a Subsidiary within the meaning of Section 16 of the Exchange Act (whether or not the Company is subject to the requirements of the Exchange Act).
     2.13 “Non-employee Director” means a member of the Board who is not an Employee.
     2.14 “Removal” means removal of a Non-employee Director from the Board, with or without cause, in accordance with the Company’s Certificate of Incorporation, Bylaws or Kansas General Corporation Code.
     2.15 “Restriction Period” means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to “Forfeiture Restrictions” as defined in Section 6.2 of the Plan and set forth in any related Restricted Stock Agreement.
     2.16 “Restricted Stock” means shares of Common Stock issued to an Eligible Director pursuant to Section 6.1 of this Plan which are subject to restrictions or limitations set forth in this Plan and in any related Restricted Stock Agreement.
     2.17 “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Eligible Director, including any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.
     2.18 “Restricted Stock Award” means an award granted under Section 6.1 of this Plan of shares of Common Stock issued to an Eligible Director.
     2.19 “Securities Act” means the Securities Act of 1933, as amended, and any successor statute. Reference in the Plan to any section of the Securities Act shall be deemed to include any amendments or successor provisions to such section and any rules and regulations relating to such section.
     2.20 “Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (i) above or any limited partnership listed in item (ii) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

Exhibit A-3

     2.21 “Termination of Service” occurs when an Eligible Director shall cease to serve as a Non-employee Director for any reason.
Article 3
ADMINISTRATION
     The Plan shall be administered by the Compensation Committee of the Board unless and until such time as the Board appoints other members of the Board to serve as the Committee.
     Subject to the express provisions of the Plan, the Committee shall have power and authorities which are exclusively ministerial in nature, including the authority to construe and interpret the Plan, to define the terms used in the Plan, to prescribe, amend, and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Committee on all such matters referred to in the Plan shall be conclusive. No member of the Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction under the Plan.
Article 4
ELIGIBILITY
     Non-employee Directors, including Non-employee Directors who are members of the Committee, shall be eligible to participate in the Plan. Each Eligible Director shall, if required by the Company, enter into an agreement with the Company in such form as the Committee shall determine consistent with the provisions of the Plan for purposes of implementing the Plan or effecting its purposes. In the event of any inconsistency between the provisions of the Plan and any such agreement, the provisions of the Plan shall govern.
Article 5
SHARES SUBJECT TO THE PLAN
     Subject to adjustment as provided herein, the maximum number of shares of Common Stock that may be issued pursuant to Restricted Stock Awards granted under the Plan is 50,000 shares. Shares of Common Stock previously subject to Restricted Stock Awards hereunder which are forfeited or cancelled may be reissued pursuant to Restricted Stock Awards.
Article 6
GRANT OF RESTRICTED STOCK AWARD
     6.1 Awards. Following the Effective Date, on every fifth Business Day in January each Eligible Director shall be granted a Restricted Stock Award for the number of shares of Common Stock having a Fair Market Value as of the Date of Grant equal to $75,000.00 (the “Annual Grant”). If a person first becomes an Eligible Director between the date of Annual Grants, such Eligible Director shall be granted a Restricted Stock Award for the number of

Exhibit A-4

shares of Common Stock having the Fair Market Value as of the date he or she becomes an Eligible Director equal to $75,000.00 multiplied by a fraction the numerator of which is the number of days from the date such person becomes an Eligible Director until the date of the next Annual Grant and the denominator of which is 365. For the purposes of the Plan, the term “Business Day” shall mean a day on which the New York Stock Exchange is open for business and is conducting normal trading activity.
     6.2 Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Eligible Director and to an obligation of the Eligible Director to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee, in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.
     6.3 Vesting. The Forfeiture Restrictions referred to in Section 6.2 above for any particular Restricted Stock Award shall include the following vesting schedule:

Portion of Shares That
Are Vested On or After
Anniversary of	Such Anniversary and
Date of Grant	Before Next Anniversary
First	25%
Second	50%
Third	75%
Fourth	100%
     If an Eligible Director’s membership on the Board is terminated pursuant to his or her (i) Removal, (ii) not being re-nominated for Board membership for the next succeeding period, (iii) being nominated for Board membership for the next succeeding period but not being reelected for Board membership for such period by the Company’s stockholders, or (iv) resignation from the Board, in any such case, prior to the actual vesting or lapse of any other Forfeiture Restrictions, if any, applicable to such Restricted Stock Award, then such unvested Restricted Stock shall immediately be cancelled and the Eligible Director (and such Eligible Directors estate or legal representative) shall forfeit any rights or interests in and with respect to any such unvested Restricted Stock. If an Eligible Director ceases to be a Director due to death, then all of such Eligible Directors Restricted Stock shall immediately vest in full.
     Furthermore, if an Eligible Director ceases to be a Director because of voluntary retirement after a lengthy period of service on the Board or because of health reasons, the Eligible Directors may, in their sole discretion, take action, which action would exclude the participation of the affected Eligible Director, to vest in full the affected Eligible Director’s Restricted Stock that was awarded at least one year prior to the affected Eligible Director’s cessation of Board service.

Exhibit A-5

     6.4 Restricted Stock Awards. Shares of Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Eligible Director of such Restricted Stock Award or by a book entry account with the Company’s transfer agent. The Eligible Director shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other stockholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Eligible Director shall not be entitled to delivery of the certificate evidencing the shares of Common Stock covered by a Restricted Stock Award until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the certificate evidencing the shares of Common Stock (or such shares shall be held in a book entry account with the Company’s transfer agent) until the Forfeiture Restrictions have expired, (iii) the Eligible Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions set forth in the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Award, including rules pertaining to the Eligible Director’s Termination of Service prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall also be set forth in the Restricted Stock Agreement made in connection with the Restricted Stock Award.
     6.5 Rights and Obligations of Eligible Director. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Eligible Director promptly after, and only after, the Forfeiture Restrictions have expired and the Eligible Director has satisfied all applicable federal, state and local income tax withholding requirements, if any. Each Restricted Stock Agreement shall require that (i) the Eligible Director, by his or her acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.
     6.6 Restriction Period. The Restriction Period for a Restricted Stock Award shall commence on the Date of Grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the Restricted Stock Agreement, shall expire upon satisfaction of the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse.
     6.7 Securities Restrictions. The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or national market system upon which shares of Common Stock are then listed or quoted.
     6.8 Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for shares of Common Stock received pursuant to a Restricted Stock

Exhibit A-6

Award; provided, that in the absence of such a determination, the Eligible Director shall not be required to make any payment for shares of Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.
     6.9 Withholding Taxes. The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Company to withhold applicable federal, state and local income taxes with respect to the lapse of Forfeiture Restrictions applicable to Restricted Stock Awards. Prior to delivery of shares of Common Stock upon the lapse of Forfeitures Restrictions applicable to a Restricted Stock Award, the Eligible Director shall pay or make adequate provision acceptable to the Committee for the satisfaction of all tax withholding obligations of the Company, if any.
Article 7
AMENDMENT OR DISCONTINUANCE
     Subject to the limitations set forth in this Article 7, the Board may at any time and from time to time alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that any amendment to the Plan must be approved by the stockholders of the Company if the amendment would (a) materially increase the aggregate number of shares of Common Stock which may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) materially increase the benefits accruing to Eligible Directors under the Plan. Any such amendment shall, to the extent deemed necessary by the Committee, be applicable to any outstanding Restricted Stock Awards theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Restricted Stock Agreement. In the event of any such amendment to the Plan, the holder of any Restricted Stock Awards outstanding under the Plan shall, upon request of the Committee and as a condition to the applicable lapse of Forfeiture Restrictions thereon, execute a conforming amendment in the form prescribed by the Committee to any Restricted Stock Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 7 shall adversely affect any rights of Eligible Directors or obligations of the Company to Eligible Directors with respect to any Restricted Stock Awards theretofore granted under the Plan without the consent of the affected Eligible Director.
Article 8
TERM
     The Plan shall be effective as of the date that the Plan is approved by the stockholders of the Company. Unless sooner terminated by action of the Board, the Plan will terminate on May 1, 2020, but Restricted Stock Awards granted before that date will continue to be effective in accordance with the terms and conditions of the respective Restricted Stock Agreement.

Exhibit A-7

Article 9
CAPITAL ADJUSTMENTS
     If at any time while the Plan is in effect, or Restricted Stock Awards are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (1) the declaration or payment of a stock dividend, (2) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (3) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then and in such event:
     (a) An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to an Eligible Director to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.
     (b) Appropriate adjustments shall be made in the number of outstanding shares of Restricted Stock with respect to which Forfeiture Restrictions have not yet lapsed prior to any such change.
     Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of outstanding shares of Restricted Stock.
     Upon the occurrence of each event requiring an adjustment with respect to any Restricted Stock Award, the Company shall communicate by reasonable means intended to reach each affected Eligible Director its computation of such adjustment which shall be conclusive and shall be binding upon each such Eligible Director.
Article 10
RECAPITALIZATION, MERGER AND
CONSOLIDATION; CHANGE IN CONTROL
     10.1 The existence of this Plan and Restricted Stock Awards granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Exhibit A-8

     10.2 Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Restricted Stock Awards granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Restricted Stock Awards would have been entitled.
     10.3 In the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the outstanding Restricted Stock Awards, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Restricted Stock Awards to be thereafter applicable to such stock, securities, cash, or property in accordance with their terms. Notwithstanding the foregoing, however, all such Restricted Stock Awards may be canceled by the Company as of the effective date of any such reorganization, merger, consolidation, or share exchange by giving notice to each holder thereof or his personal representative of its intention to do so and by permitting the purchase by the Company during the thirty (30) day period next preceding such effective date of all of the shares of Common Stock subject to such outstanding Restricted Stock Awards at a price equal to the Fair Market Value of such shares on the date of purchase.
     10.4 In the event of a Change of Control, then, notwithstanding any other provision in this Plan to the contrary, all Restricted Stock Awards outstanding shall thereupon automatically be vested. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.
Article 11
LIQUIDATION OR DISSOLUTION
     In case the Company shall, at any time while any Restricted Stock Award under this Plan shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then each Eligible Director shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company in which the Eligible Director is vested, pursuant to the terms of the Eligible Director’s Restricted Stock Agreement, as of the date the Company sells all or substantially all of its property, or dissolves, liquidates or winds up its affairs, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion accelerate the vesting of any Eligible Director’s Restricted Stock Award in connection with any sale, dissolution, liquidation, or winding up contemplated in this Article 11.

Exhibit A-9

Article 12
MISCELLANEOUS PROVISIONS
     12.1 Investment Intent. The Company may require that there be presented to and filed with it by any Eligible Director under the Plan, such evidence as it may deem necessary to establish that the shares of Common Stock to be received from a Restricted Stock Award are being acquired for investment and not with a view to their distribution.
     12.2 No Right to Continued Board Membership. The grant of Restricted Stock shall not be construed as giving an Eligible Director the right to be retained as a Director of the Company. The Board may at any time fail or refuse to nominate an Eligible Director for reelection to the Board, the stockholders of the Company may at any election fail or refuse to reelect any Eligible Director to the Board or an Eligible Director may be subject to Removal, in each case, free from any liability or claim under the Plan or any Restricted Stock Award except as expressly set forth herein.
     12.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any Officer or Employee acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any Officer or Employee acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
     12.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted a Restricted Stock Award or any other rights except as may be evidenced by a Restricted Stock Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.
     12.5 Severability And Reformation. The Company intends all provisions of the Plan to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of the Plan is too broad to be enforced as written, the court should reform the provision to such narrower scope as it determines to be enforceable. If, however, any provision of the Plan is held to be wholly illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable and severed, and the Plan shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions of the Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
     12.6 Governing Law. The Plan shall be construed and interpreted in accordance with the laws of the State of Kansas.
     12.7 Compliance With Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of

Exhibit A-10

Common Stock under any Restricted Stock Award if the issuance thereof would constitute a violation by the Eligible Director or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under a Restricted Stock Award, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Restricted Stock Awards hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.
     12.8 Legend. Each certificate representing shares of Restricted Stock issued to a Eligible Director shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):
          On the face of the certificate:
“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”
          On the reverse:
“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain CEC Entertainment, Inc. Non-Employee Directors Restricted Stock Plan, a copy of which is on file at the principal office of the Company in Irving, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”
     The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:
“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory

Exhibit A-11

to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”
     A copy of this Plan shall be kept on file in the principal office of the Company in Irving, Texas.

Exhibit A-12

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”) is omitted from this registration statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We incorporate by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) as of their respective filing dates:
(a)	our Annual Report on Form 10-K (File No. 001-13687) for the year ended January 2, 2005;

(b)	the portions of our proxy statement (File No. 001-13687) for our 2005 annual meeting of stockholders that have been incorporated by reference into our Annual Report on Form 10-K;

(c)	our Quarterly Report on Form 10-Q (File No. 001-13687), for the quarter ended October 2, 2005;

(d)	our Current Reports on Form 8-K (File No. 001-13687) filed on February 2, March 2, March 9, April 1, April 20, July 26, September 13 and October 25, 2005 (but specifically excluding those portions merely furnished to the Commission under Item 12 thereof); and

(e)	the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-13687) filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable. Our Common Stock has been registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
KANSAS GENERAL CORPORATION CODE (the “KGCC”)
     Section 17-6305(a) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, judgments, fines and amounts (including attorneys’ fees) paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that he or she did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
     Section 17-6305(b) of the KGCC empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 17-6305(c) of the KGCC provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 17-6305, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     Section 17-6305(d) of the KGCC provides that any indemnification under subsections (a) and (b) of Section 17-6305 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 17-6305. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination: (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.
     Section 17-6305(e) of the KGCC provides that expenses, including attorneys’ fees, incurred by an officer or director in defending a civil criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in Section 17-6305. Such expenses, including attorneys’ fees, incurred by former directors and officers or incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
ARTICLES OF INCORPORATION
     Our Articles of Incorporation (the “Articles”) provide that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Articles do not eliminate liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions, pursuant to Section 17-6424 of the KGCC, or (iv) for any transaction from which the director derived an improper personal benefit. Further, our Articles provide that we may agree to the terms and conditions upon which any director, officer, employee or agent accepts his or her office or position and in our Bylaws, by contract or in any other manner may agree to indemnify and protect any director, officer, employee or agent of the corporation, or any other person who serves at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the laws of the State of Kansas.

BYLAWS
     Our Bylaws provide that each person who is or was a director or officer of the corporation or is or was serving at our request as a director, officer, employee or agent of another entity (including the heirs, executors, administrators or estate of such person) shall be indemnified by us as of right to the full extent permitted or authorized by the laws of the State of Kansas, as now in effect and as hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than permitted prior thereto) against any liability, judgment, fine, amount paid in settlement, cost and expense (including attorneys’ fees) asserted or threatened against and incurred by such person in his or her capacity as or arising out of his or her status as a director or officer of the corporation or, if serving at our request, as a director, officer, employee or agent of another entity. The indemnification provisions of our Bylaws are not exclusive of any other rights to which those indemnified may be entitled under any other provision of our Bylaws or under any agreement, vote of stockholders or disinterested directors or otherwise, and shall not limit in any way any right which we may have to make different or further indemnification with respect to the same or different persons or classes of persons. Our Bylaws further provide that we will advance to any person entitled to indemnification thereunder such expenses and costs as such person may incur in connection with any matter, event, claim or cause of action for which indemnification is, or may be, available hereunder provided that such person agrees to return to us any such funds so advanced in the event that such person is not entitled to such indemnification.
     In addition, our Bylaws provide that no person will be liable to us for any loss, damage, liability or expense suffered by him or her on account of any action taken or omitted to be taken by him or her as a director or officer of the corporation or of any other entity which he or she serves as a director, officer, employee or agent at our request, if such person (i) exercised the same degree of care and skill as a prudent person would have exercised under the circumstances in the conduct of his or her own affairs, or (ii) took or omitted to take such action in reliance upon advice of our counsel, or for such other entity, or upon statements made or information furnished by directors, officers, employees or agents of the corporation or for such other entity which he or she had no reasonable grounds to disbelieve.
INDEMNIFICATION AGREEMENTS AND INSURANCE
     We have limited indemnification agreements with certain officers that are included in such officers’ employment agreements.
     We also maintain a directors’ and officers’ liability insurance policy insuring our directors and officers against certain losses resulting from certain acts committed by them in their capacities as directors and officers of the corporation.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4.1	CEC Entertainment, Inc. Non-Employee Director Restricted Stock Plan.*

4.2	Amended and Restated Articles of Incorporation of CEC Entertainment, Inc. (incorporated herein by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1999).

4.3	Bylaws of the Company, as amended on April 17, 2001 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8 filed on September 23, 2004 (file no. 333-119218)).

4.4	Specimen form of certificate representing $0.10 par value Common Stock (incorporated herein by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended December 28, 1990).

5.1	Opinion of Winstead Sechrest & Minick P.C.*

23.1	Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included in the signature page of this Registration Statement).*

*	Filed herewith.
Item 9. Undertakings.
     (1) We hereby undertake:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (2) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, CEC Entertainment, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Irving, State of Texas, as of December 5, 2005.

CEC ENTERTAINMENT, INC.
By:	/s/ Richard M. Frank
Richard M. Frank, Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Richard M. Frank and Michael H. Magusiak, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of December 5, 2005.

/s/ Richard M. Frank	/s/ Cynthia I. Pharr Lee

Richard M. Frank, Chairman of the Board,	Cynthia I. Pharr Lee, Director
Chief Executive Officer, and Director
(Principal Executive Officer)

/s/ Michael H. Magusiak	/s/ Walter Tyree

Michael H. Magusiak, President and Director	Walter Tyree, Director

/s/ Richard T. Huston	/s/ Raymond E. Wooldridge

Richard T. Huston, Director	Raymond E. Wooldridge, Director

/s/ Tim T. Morris	/s/ Christopher D. Morris

Tim T. Morris, Director	Christopher D. Morris, Chief Financial Officer (Principal Financial Officer)

/s/ Louis P. Neeb	/s/ Larry T. McDowell

Louis P. Neeb, Director	Larry T. McDowell, Director

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	CEC Entertainment, Inc. Non-Employee Director Restricted Stock Plan.*

4.2	Amended and Restated Articles of Incorporation of CEC Entertainment, Inc. (incorporated herein by reference to Exhibit 3(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 4, 1999).

4.3	Bylaws of the Company, as amended on April 17, 2001 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8 filed on September 23, 2004 (file no. 333-119218)).

4.4	Specimen form of certificate representing $0.10 par value Common Stock (incorporated herein by reference to Exhibit 4(a) to the Company’s Annual Report on Form 10-K for the year ended December 28, 1990).

5.1	Opinion of Winstead Sechrest & Minick P.C.*

23.1	Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1).*

23.2	Consent of Deloitte & Touche LLP.*

24.1	Power of Attorney (included in the signature page of this Registration Statement).*

*	Filed herewith.